Exhibit 16.1

February 11, 2020
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We are currently principal accountants for Hawkins, Inc. and, under the date of May 23, 2019, we reported on the consolidated financial statements of Hawkins, Inc. and subsidiaries as of and for the years ended March 31, 2019 and April 1, 2018, and the effectiveness of internal control over financial reporting as of March 31, 2019. On February 6, 2020, we were notified that Hawkins, Inc. engaged Grant Thornton LLP (“Grant”) as its principal accountant for the year ending March 28, 2021 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Hawkins, Inc.’s consolidated financial statements as of and for the year ending March 29, 2020, and the effectiveness of internal control over financial reporting as of March 29, 2020, and the issuance of our report thereon. We have read Hawkins, Inc.’s statements included under Item 4.01 of its Form 8-K dated February 11, 2020, and we agree with such statements, except that we are not in a position to agree or disagree with (i) the first paragraph of Item 4.01 related to the process undertaken by the Company, (ii) Hawkins, Inc.’s statement that the Committee approved the engagement of Grant as the Company’s independent registered public accounting firm for the Company’s fiscal year ending March 28, 2021, subject to the completion of Grant’s standard client acceptance procedures and execution of an engagement letter, and (iii) Hawkins, Inc.’s statements in the fifth paragraph of Item 4.01.

Very truly yours,
/s/ KPMG LLP